M

AVAILABLE NOW: MADE IN JAPAN II (1982)

JEAN-MICHEL BASQUIAT



INVEST NOW

WHY WE LIKE THIS OFFERING

1 **HIGH AUCTION HOUSE ESTIMATES**

This painting was available at Sotheby's in November 2021 with estimates of $12,000,000 to $18,000,000. (Our offering price is $9.4M)

2 **96% FREQUENCY OF APPRECIATION**

96% of Basquiat works that have resold at auction went for a higher price, indicating strong appreciation potential. (Time Frame: '96-'24, 100 Sales)

3 **PRESTIGIOUS EXHIBITION HISTORY**

The painting was included in Basquiat's first exhibition in Hong Kong, organized by Gagosian Gallery.


100 YEN
DUNCE CAP

Basquiat with our offering (left)

INVEST NOW

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Museum affiliation with artists is not an endorsement of Masterworks. Use of these names, logos, and brands is for identification purposes only.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.